Exhibit 16.1

April 1, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Commissioners:

We have read the statements made by Mast Therapeutics, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part the Form 8-K Mast Therapeutics, Inc. dated March 30, 2016. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Attachment

Dismissal of Independent Registered Public Accounting Firm.

On March 30, 2016, the Audit Committee of the Board of Directors (the “Audit Committee”) of Mast Therapeutics, Inc. (the “Company”) engaged Mayer Hoffman McCann P.C. (“MHM”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.  On March 30, 2016, PricewaterhouseCoopers LLP (“PwC”) was dismissed as the Company’s independent registered public accounting firm.  The decision to change accounting firms was approved by the Audit Committee.

During the Company’s two most recent fiscal years, which ended December 31, 2015 and December 31, 2014, and the subsequent interim period through March 30, 2016, (i) there were no “disagreements” (within the meaning set forth in Item 304(a)(1)(iv) of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreements in PwC’s reports on the Company’s financial statements for such years; and (ii) there were no “reportable events” (within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K).

PwC’s audit report on the Company’s consolidated financial statements as of and for the year ended December 31, 2014 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.  PwC’s audit report on the Company’s consolidated financial statements as of and for the year ended December 31, 2015 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except for an emphasis-of-matter paragraph regarding the Company’s recurring significant operating losses and need for additional financing to fund future operations.